Exhibit 99.1

STOCKHOLDER AGREEMENT

This Stockholder Agreement, dated as of May 4, 2012 (this “Agreement”), is entered into by and among Cascade Investment, L.L.C., an entity wholly owned by William H. Gates III (“Cascade”), Bill & Melinda Gates Foundation Trust, of which William H. Gates III (“Gates”) and Melinda French Gates are co-trustees (the “Trust” and together with Cascade, the “Cascade Parties” and each, a “Cascade Party”), and Ecolab Inc., a Delaware corporation (the “Company”).  This Agreement is intended to establish a means for a long-term investment in the Company by Gates, through Cascade, and the Trust, for the mutual benefit of the parties hereto.

In consideration of and reliance upon the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             Voting.  During the term of this Agreement, each Cascade Party will cause all Voting Securities that it or any of its Affiliates and Associates over which it has the power to exercise, directly or indirectly, control (excluding, for the avoidance of doubt, any publicly traded company (a) in which the Cascade Parties beneficially own less than twenty-five percent (25%) of the voting securities and (b) of which the Gates Affiliates (as defined below) and their designees comprise in the aggregate less than twenty-five percent (25%) of the board of directors and do not have the right to designate twenty-five percent (25%) or more of the board of directors) (collectively, the “Controlled Affiliates and Associates” and each, a “Controlled Affiliate or Associate”), owns (of record or beneficially) or otherwise has the direct or indirect power to vote or to direct the voting of (whether by proxy or otherwise) (collectively, the “Investor Voting Securities”) to be present for quorum purposes and to be voted in favor of all of the directors nominated by the board of directors of the Company (the “Board”) for election at any annual or special meeting of the shareholders of the Company or at any adjournment or postponement thereof, but only if Michael Larson (or another Person designated by Cascade in lieu of Michael Larson and reasonably acceptable to the Company) is (or is given the opportunity to be) one of the directors nominated by the Board for election at such meeting or would otherwise be (or be given the opportunity to be) on the Board following such meeting.

2.             Standstill.

(a)           Ownership Limit.

(i)            During the term of this Agreement:

(1)           neither Cascade Party shall, and each Cascade Party shall cause its Controlled Affiliates and Associates not to, in any way, directly or indirectly without the prior approval of the Board, acquire, offer to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made to holders of any class of Voting Securities generally), whether by purchase, tender or exchange offer, by joining a group (including any group of Persons that would be treated as a single “person” under Section 13(d) of the Exchange Act) or otherwise, record or beneficial ownership of any Voting Securities if, as a result of such acquisition, the Cascade Parties would beneficially own in the aggregate in excess of twenty-five percent (25%) of the then outstanding common stock, par value $1.00 per share, of the Company (the “Common Stock”);

(2)           in the event Gates, Melinda French Gates, Michael Larson or any of their respective Affiliates or Associates over which they have the power to exercise, directly or indirectly, control (including the Cascade Parties and the Controlled Affiliates and Associates but excluding, for the avoidance of doubt, any publicly traded company (A) in which the Gates Affiliates beneficially own less than twenty-five percent (25%) of the voting securities and (B) of which the Gates Affiliates (as defined below) and their designees comprise in the aggregate less than twenty-five percent (25%) of the board of directors and do not have the right to designate twenty-five percent (25%) or more of the board of directors) (collectively with Gates, Melinda French Gates and Michael Larson, the “Gates Affiliates” and each, a “Gates Affiliate”) in any way, directly or indirectly without the prior approval of the Board, acquires, offers to acquire, or agrees to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made to holders of any class of Voting Securities generally), whether by purchase, tender or exchange offer, by joining a group (including any group of Persons that would be treated as a single “person” under Section 13(d) of the Exchange Act) or otherwise, record or beneficial ownership of any Voting Securities if, as a result of such acquisition, the Gates Affiliates would beneficially own in the aggregate in excess of twenty-five percent (25%) of the then outstanding Common Stock, the Cascade Parties shall, within ten (10) Business Days of such acquisition, divest and/or cause the divestiture of the amount of Common Stock necessary to reduce the aggregate percentage of outstanding shares of Common Stock beneficially owned by the Gates Affiliates to twenty-five percent (25%) or less; and

(3)           the Cascade Parties will not be in violation of this Agreement if (A) the Cascade Parties and Controlled Affiliates and Associates or (B) the Gates Affiliates unintentionally acquire beneficial ownership of greater than twenty-five percent (25%) of outstanding shares of Common Stock so long as the Cascade Parties, within ten (10) Business Days of becoming aware that such threshold has been crossed, divest and/or cause the divestiture of the amount of Common Stock necessary to reduce the aggregate percentage of outstanding shares of Common Stock beneficially owned by the Gates Affiliates to twenty-five percent (25%) or less.

(ii)           Voting Securities acquired by Michael Larson pursuant to the Company’s customary non-employee director compensation arrangements shall not be counted toward the twenty-five percent (25%) ownership limits in Section 2(a)(i)(1) or Section 2(a)(i)(2).  In addition, it is understood that Michael Larson may serve from time to time as a trustee or director of certain educational, charitable and other not-for-profit institutions that may own publicly-traded securities, including Common Stock, and that Michael Larson shall not be deemed, solely by virtue of his service as a trustee or director of any such institution, to beneficially own any shares of Common Stock held by such institution for purposes of Section 2(a)(i)(2).

(iii)          It will not be a violation of Section 2(a)(i)(1) and the Cascade Parties shall have no obligation under Section 2(a)(i)(2) if the beneficial ownership of Common Stock by the Cascade Parties and the Controlled Affiliates and Associates, in the

case of Section 2(a)(i)(1), or the Gates Affiliates, in the case of Section 2(a)(i)(2), exceeds twenty-five percent (25%) solely as a result of the acquisition of Voting Securities by the Company or its subsidiaries (including without limitation as a result of a redemption or repurchase by the Company or its subsidiaries of any Voting Securities) that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Common Stock beneficially owned by the Cascade Parties and the Controlled Affiliates and Associates, in the case of Section 2(a)(i)(1), or the Gates Affiliates, in the case of Section 2(a)(i)(2), provided that no Cascade Party or Controlled Affiliate or Associate or Gates Affiliate, as applicable, acquires beneficial ownership of additional shares of Common Stock in violation hereof.

(iv)          For purposes of determining compliance with this Section 2(a) and determining the Voting Securities outstanding at any given time, the Cascade Parties shall be entitled to rely without independent investigation upon the most recent publicly available Form 10-K, Form 10-Q or Form 8-K (or any successor form) of the Company filed with the SEC reporting the number of Voting Securities then issued and outstanding.

(b)           Other Standstill Provisions.

(i)            During the term of this Agreement, each Cascade Party and Controlled Affiliate and Associate shall not, and the Cascade Parties and the Controlled Affiliates and Associates shall not assist or cooperate with any other Gates Affiliates in any action by them to, in any way, directly or indirectly, without the prior approval of the Board:

(1)           make, or in any way participate in or encourage, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities, except in accordance with matters recommended by the Board;

(2)           make any proposal relating to control of the Company or of the Board or its members to be voted upon by holders of Voting Securities, whether made pursuant to the rules under the Exchange Act, the Company’s bylaws or otherwise;

(3)           seek election or appointment to, or representation on, or nominate or publicly propose (or propose in a manner that would require public disclosure by the Gates Affiliates or the Company) the nomination of any candidate to, the Board (other than the appointment or re-nomination by the Board of Michael Larson or another Person designated by Cascade in lieu of Michael Larson and reasonably acceptable to the Company as a director) or publicly seek (or seek in a manner that would require public disclosure by the Gates Affiliates or the Company) the removal of any member of the Board, or a change in the composition or size of the Board;

(4)           form, join or participate in any group (including any group of Persons that would be treated as a single “person” under Section 13(d) of the Exchange Act but excluding any group that consists solely of one or more of Gates or Melinda French Gates (in each case, solely as the beneficial owner of shares of Common Stock indirectly through Cascade and the Trust) or the Cascade Parties or the Controlled Affiliates or Associates) with respect to any Voting Securities;

(5)           deposit any Voting Securities in any voting trust, or enter into any voting agreement, proxy or other similar arrangement with respect to any Voting Securities (in each case, other than solely with Gates or Melinda French Gates (in each case, solely as the beneficial owner of shares of Common Stock indirectly through Cascade and the Trust) or other Cascade Parties or Controlled Affiliates or Associates, provided such action does not restrict the ability of the Cascade Parties and the Controlled Affiliates and Associates to vote or cause to be voted the Investor Voting Securities in accordance with Section 1 of this Agreement), or take any other action that would limit or otherwise restrict the ability of the Cascade Parties and the Controlled Affiliates and Associates to vote or cause to be voted the Investor Voting Securities in accordance with Section 1 of this Agreement;

(6)           act in concert with others to control or seek to control or influence the management, Board, operations or policies of the Company;

(7)           seek, propose or make any public statement (or any statement that would require public disclosure by the Gates Affiliates or the Company) with respect to any merger, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, spin-off, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its subsidiaries;

(8)           enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with, any of the foregoing; or make any investment in or enter into any arrangement with any other Person that offers or proposes to engage in any of the foregoing; or

(9)           take any action challenging the validity or enforceability of this Agreement or request the Company or Board amend or waive any provision of this Agreement, provided that the Cascade Parties may make confidential requests to the Board to amend or waive any provision of this Agreement, which the Board may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure by, and is not publicly disclosed by, any Gates Affiliate and is made in a manner that does not require public disclosure thereof by the Company.

(ii)           Section 2(b)(i) of this Agreement shall not limit the ability of Michael Larson or any other Person serving as a director of the Company at the request of the Cascade Parties, in his or her capacity as a director of the Company, to fully participate in board meetings and express his or her views as a director, provided that he or she shall not (1) take any action that would require any Gates Affiliate to amend a filing with the SEC under Section 13(d) of the Exchange Act or (2) in connection with any resignation by him or her as a director of the Company, make any communication with the Company (A) that the Company would be required to file on a Form 8-K and (B) that would otherwise violate Section 2(b)(i) of this Agreement but for the existence of this Section 2(b)(ii).

(iii)          In the event any Gates Affiliate takes any action (or refrains from taking any action) that would violate Section 1 or Section 2(b)(i) of this Agreement if such Gates Affiliate were or is a Cascade Party, the Cascade Parties shall, within ten (10) Business Days, divest and/or cause the divestiture of the amount of Common Stock necessary to reduce the aggregate percentage of outstanding shares of Common Stock beneficially owned by the Gates Affiliates to less than fifteen percent (15%).

3.             Disposition of Shares; Registration Rights.

(a)           With the exception of (i) open market sales of Voting Securities that are made in compliance with Rule 144(e) promulgated by the SEC under the Securities Act and (ii) a transfer of beneficial ownership of Voting Securities from Gates or Melinda French Gates to an executor of his or her estate or from any such executor to the heirs or other beneficiaries of such estate (provided that the executor and any other transferee that would beneficially own in the aggregate five percent (5%) or more of the Voting Securities then outstanding following any such transfer shall become a party to this Agreement as a “Cascade Party,” and any transferee that would beneficially own in the aggregate less than five percent (5%) of the Voting Securities then outstanding following any such transfer shall be deemed a “Gates Affiliate” for purposes of this Agreement), no Cascade Party or Controlled Affiliate or Associate shall sell, transfer, pledge, encumber or dispose of, directly or indirectly, any Voting Securities (including by transfer of an entity that holds Investor Voting Securities), to a Gates Affiliate or other Person (other than to another Cascade Party or any Controlled Affiliate or Associate) who, to the knowledge of such Cascade Party or Controlled Affiliate or Associate after due inquiry, would beneficially own in the aggregate five percent (5%) or more of the Voting Securities then outstanding following such transaction (a “Prohibited Transferee”).  For the avoidance of doubt, the Cascade Parties may request, in accordance with the terms of Section 2(b)(i)(9) of this Agreement, that the Board approve any such transaction with a Prohibited Transferee in advance of such transaction.

(b)           The Company agrees to provide registration rights to the Cascade Parties in accordance with the terms of the Registration Rights Agreement entered into by the parties on the date hereof (the “Registration Rights Agreement”).  The Cascade Parties may sell Voting Securities pursuant to an underwritten public offering under the Securities Act in accordance with the Registration Rights Agreement, provided that (i) the managing underwriter must agree to effect the sale of the Investor Voting Securities in a manner that would effect a broad distribution thereof and (ii) the Cascade Parties shall use reasonable efforts to insure that no sales of Investor Voting Securities are made to any Prohibited Transferee (other than the underwriters or any selected dealers).

4.             Cascade 13D Filing.  The Company acknowledges that Gates, Melinda French Gates and the Cascade Parties will comply with their obligations under Section 13(d) of the Exchange Act relating to the Cascade Parties entering into this Agreement.

5.             Representations and Warranties.

(a)           Each Cascade Party represents and warrants to the Company, as to itself but not as to the other Cascade Party, that:

(i)            This Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

(ii)           As of the date hereof, such Cascade Party beneficially owns that number of Voting Securities set forth opposite of its name on Exhibit A hereto and, to its knowledge, Exhibit A hereto lists all of the Voting Securities beneficially owned by any Gates Affiliate.

(iii)          As of the date hereof, neither such Cascade Party nor, to its knowledge, any Gates Affiliate (A) owns, beneficially or of record, or is a party to any Derivative Instrument, or has any other agreement to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock, or (B) is a party to any proxy, contract, arrangement, understanding or relationship pursuant to which it has a right to vote any securities of the Company.

(b)           The Company represents, warrants and covenants to the Cascade Parties that:

(i)            This Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

(ii)           The Board has approved the amendment of, and the Company has amended, the Rights Agreement, dated as of February 24, 2006, between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Agreement”), to provide that (A) the Cascade Parties, Michael Larson and the Controlled Affiliates and Associates shall not be deemed Acquiring Persons (as defined in the Rights Agreement), and the Board shall not declare them to be Adverse Persons (as defined in the Rights Agreement), in each case so long as this Agreement has not been terminated and the Cascade Parties are in compliance (as determined in good faith by the Board) with the terms hereof and (B) Gates and Melinda French Gates shall not be deemed Acquiring Persons (as defined in the Rights Agreement), and the Board shall not declare them to be Adverse Persons (as defined in the Rights Agreement), in each case so long as (1) they do not beneficially own (as defined in the Rights Agreement) any shares of Common Stock other than indirectly through a Cascade Party or a Controlled Affiliate or Associate and (2) this Agreement has not been terminated and the Cascade Parties are in compliance (as determined in good faith by the Board) with the terms hereof.  Such amendment to the Right Agreement has been delivered to the Cascade Parties, is in full force and effect and has not been modified or further amended. So long as there have been no violations of this Agreement by either Cascade Party, the Company agrees not to amend or modify the Rights Agreement or enter into any new stockholder rights or similar agreement in any manner inconsistent with this Section 5(b)(ii).

6.             Suspension of Obligations; Termination.

(a)           During the period from the date hereof until the initial acquisition by the Gates Affiliates of beneficial ownership of, in the aggregate, fifteen percent (15%) or more of outstanding shares of Common Stock, the rights and obligations of the parties under Sections 1, 2 and 3 of this Agreement shall be suspended and of no force and effect; provided that (i) in the event any Gates Affiliate takes any action (or refrains from taking any action) during such period that would violate this Agreement (other than Section 1 hereof) if such Gates Affiliate were or is a Cascade Party and this Agreement were in full force and effect, the Company may terminate this Agreement within sixty (60) days of (1) senior management of the Company gaining actual knowledge of such action or (2) receipt by the Company of written notice from a Cascade Party of such action, by providing written notice to the Cascade Parties and (ii) in the event such period is longer than thirty-six (36) months in duration, this Agreement shall immediately terminate.

(b)           Following the initial acquisition by the Gates Affiliates of beneficial ownership of, in the aggregate, fifteen percent (15%) or more of outstanding shares of Common Stock, the rights and obligations of the parties under Sections 1, 2 and 3 of this Agreement shall be suspended and of no force and effect for any period during which the Gates Affiliates beneficially own in the aggregate less than fifteen percent (15%) of outstanding shares of Common Stock; provided that (i) in the event any Gates Affiliate takes any action (or refrains from taking any action) during such period that would violate this Agreement (other than Section 1 hereof) if such Gates Affiliate were or is a Cascade Party and this Agreement were in full force and effect, the Company may terminate this Agreement within sixty (60) days of (1) senior management of the Company gaining actual knowledge of such action or (2) receipt by the Company of written notice from a Cascade Party of such action, by providing written notice to the Cascade Parties and (ii) in the event any such period of suspension is longer than thirty-six (36) months in duration, this Agreement shall immediately terminate.

(c)           This Agreement shall immediately terminate in the event a third party other than any Cascade Party or Controlled Affiliate or Associate enters into a definitive agreement with the Company contemplating the acquisition (by way of merger, tender offer, consolidation, business combination or otherwise) of at least fifty percent (50%) of the outstanding shares of Common Stock or all or substantially all of the consolidated assets of the Company.

7.             Governing Law; Jurisdiction; Waiver. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.  Each of the parties hereto (a) consents to the exclusive personal jurisdiction and venue in any action to enforce this Agreement in the federal or state courts located in Wilmington, Delaware;  (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;  and (c) agrees that it shall not bring any action relating to this Agreement in any court other than the federal or state courts located in Wilmington, Delaware.  Each of the parties hereto waives any right to trial by jury with respect to any action, suit or proceeding arising out of or related to this Agreement.

9.             Entire Agreement.  This Agreement, the Rights Agreement (as amended) and the Registration Rights Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

10.           Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given when delivered by overnight courier, receipt confirmed, to:

if to the Company:

Ecolab Inc.
370 Wabasha Street North
Saint Paul, Minnesota 55102
Attn:    James J. Seifert

Executive Vice President, General Counsel and Secretary
Phone:    (651) 293-2981
Fax:         (651) 293-2471

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Attn:       Charles W. Mulaney, Jr.
Phone:    (312) 407-0700
Fax:         (312) 407-0411

if to the Cascade Parties:

Cascade Investment, L.L.C.
2365 Carillon Point
Kirkland, WA 98033
Attn:       Michael Larson
Phone:    (425) 889-7900
Fax:         (425) 889-0288

or such other address as such party may hereafter specify for the purpose of giving such notice to such party.

11.           Definitions.  As used in this Agreement, (a) the terms “Affiliate” and “Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (b) the terms “Associate” and “Associates” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include Persons who become Associates of any Person subsequent to the date of this Agreement; (c) the terms “beneficially own” and “beneficial owner” shall have the meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, provided that, for purposes of this Agreement, (i) the reference to “sixty days” in Rule 13d-3 shall be deleted, (ii) a Person shall also be deemed to be the beneficial owner of shares of Common Stock that are the subject of a Derivative Instrument directly or indirectly beneficially owned by such Person or to which such Person is a party and (iii) a Person shall not be deemed the beneficial owner of shares of Common Stock that are the subject of or borrowed in connection with a short position entered into by such Person so long as such Person does not have voting rights in such shares; (d) the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York city are authorized or obligated by applicable law or executive order to close or ore otherwise generally closed; (e) the term “Derivative Instrument” shall mean any option, warrant, convertible security, swap, stock appreciation right or other agreement related to the Common Stock or with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Common Stock or with a value derived in whole or in part from the value of the Common Stock, whether or not such instrument or right shall be subject to settlement in shares of Common Stock or otherwise, but shall not include interests in broad-based index options, broad-based index futures or broad-based publicly traded market baskets or indices of stocks; (f) the terms “Person” or “Persons” shall be interpreted broadly to include, among others, any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; (g) the term “Voting Securities” shall mean the shares of Common Stock and any other securities of the Company entitled to vote in the election of directors, including any securities convertible into, or exercisable or exchangeable for, Common Stock or such other securities; (h)

the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; (i) the term “Securities Act” shall mean the Securities Act of 1933, as amended; and (j) the term “SEC” shall mean the United States Securities and Exchange Commission.

12.           Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.  Any provision of this Agreement that is held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

13.           Counterparts.  This Agreement may be executed in two or more counterparts (including by fax or .pdf), which together shall constitute a single agreement.

14.           Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.  Any purported transfer without such consent shall be void.  No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

16.           Fees and Expenses.  Neither the Company, on the one hand, nor the Cascade Parties, on the other hand, will be responsible for any fees or expenses of the other in connection with the negotiation and execution of this Agreement.

17.           Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any drafts relating thereto exchanged among the parties may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Stockholder Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name: Douglas M. Baker, Jr.
Title: Chairman and CEO

CASCADE INVESTMENT, L.L.C.

By:	/s/ Michael Larson
Name: Michael Larson
Title: Business Manager

BILL & MELINDA GATES FOUNDATION TRUST

By:	/s/ Michael Larson
Name: Michael Larson
Title: Investment Manager

Exhibit A

Name	Voting Securities Beneficially Owned

Cascade Investment, L.L.C.	27,001,348 shares of Common Stock

Bill & Melinda Gates Foundation Trust	4,366,425 shares of Common Stock

William H. Gates III	31,367,773 shares of Common Stock

Melinda French Gates	4,366,425 shares of Common Stock

Michael Larson	84.81 shares of Common Stock

As sole owner of Cascade, William H. Gates III may be deemed to beneficially own the shares held by Cascade; as co-trustees of Bill & Melinda Gates Foundation Trust, Mr. and Mrs. Gates may be deemed to beneficially own the shares held by the Trust.

As chief investment officer for Mr. Gates, Michael Larson has voting and investment power with respect to the shares held by Cascade and the Trust, but disclaims beneficial ownership of those shares.